SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 12, 2004

FIRST SECURITYFED FINANCIAL, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	0-23063	36-4177515
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

936 North Western Avenue, Chicago, Illinois	60622
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (773) 772-4500

N/A

(Former name or former address, if changed since last report)

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Item 5. Other Events and Regulation FD Disclosure

         On January 12, 2004, MB Financial, Inc. ("MB Financial") and First SecurityFed Financial, Inc. ("First SecurityFed") announced their agreement to merge, pursuant to the Agreement and Plan of Merger, dated as of January 9, 2004 (the "Agreement"), between MB Financial and First SecurityFed. Pursuant to the Agreement, First SecurityFed will be merged with and into MB Financial, with MB Financial as the surviving corporation.

         Subject to the allocation provisions of the Agreement, First SecurityFed stockholders will have the right to elect to receive for each share of First SecurityFed common stock held, either $35.25 in cash or a number of shares of MB Financial common stock equal to the quotient obtained by dividing $35.25 by the average closing price of MB Financial common stock over the ten-trading day period ending on the second trading day prior to the effective date of the transaction. The transaction is subject to restructuring as an all-cash transaction at $35.25 per share if the aggregate value of the MB Financial common stock to be issued is less than 40% of the value of the aggregate transaction consideration and MB Financial elects not to increase the number of shares issuable in the transaction. Subject to any such increase by MB Financial and/or any increase for First SecurityFed stock options exercised prior to the effective date, the total number of shares of common stock to be issued by MB Financial in the cash and stock transaction has been fixed at 1,996,849.

         Consummation of the transaction is subject to certain conditions, including approval of the transaction by First SecurityFed stockholders and bank regulatory authorities.

         Copies of the Agreement and the joint press release announcing the transaction are included as Exhibits 2 and 99 to this report and are incorporated into this Item 5 by reference.

Item 7. Financial Statements and Exhibits

(c)	Exhibits
	2	Agreement and Plan of Merger, dated as of January 9, 2004, by and among MB Financial, Inc. and First SecurityFed Financial, Inc.
	99	Joint Press Release dated January 12, 2004

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITYFED FINANCIAL, INC.
Date: January 13, 2004	By:	/s/ Julian E. Kulas Julian E. Kulas, President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
2	Agreement and Plan of Merger, dated as of January 9, 2004, by and among MB Financial, Inc. and First SecurityFed Financial, Inc.
99	Joint Press Release dated January 12, 2004

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